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                                                              EXHIBIT 10 (xxxii)

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                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                         CHENGSHAN GROUP COMPANY LIMITED

                                       AND

                        CTB (BARBADOS) INVESTMENT CO. LTD

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                          DATED AS OF October 27, 2005

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                                TABLE OF CONTENT

ARTICLE                                                 PAGE
1.  Interpretation...................................     2

2.  Purchase and Sale of Equity Interest.............     2

3.  Transaction Price................................     2

4.  Transaction Preconditions........................     3

5.  Closing..........................................     7

6.  Seller's Representations and Warranties..........     8

7.  Buyer's Representations and Warranties...........    20

8.  indemnification..................................    21

9.  Confidentiality..................................    22

10. Expenses.........................................    23

11. Termination......................................    23

12. Force Majeure....................................    24

13. Governing Law and Dispute resolution.............    25

14. Miscellaneous....................................    26

Appendix 1  Definitions and Interpretation...........    29
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                                       i
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This SHARE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into in the
People's Republic of China ("CHINA" or "PRC") on this 27th day of October, 2005, in accordance with the PRC Tentative Regulations Regarding Merger with and
Acquisition of Domestic Enterprises by Foreign Investors (the "M&A REGULATIONS")
and other applicable PRC laws and regulations, pursuant to the principles of equality and mutual benefit, by and among:

SELLER: CHENGSHAN GROUP COMPANY LTD., a limited liability company registered and incorporated under the laws of the PRC, with its registered address at No. 98, North Nan Shan Road,
                  Rongcheng City, Shandong Province, PRC;

BUYER: CTB (BARBADOS) INVESTMENT CO. LTD., an international business company, duly incorporated pursuant to the laws of Barbados and having its registered office at Chancery House, High
                  Street, Bridgetown, Barbados, W.I.; and

COMPANY: RONGCHENG CHENGSHAN STEEL CORD CO., LTD., a limited liability company registered and incorporated under the laws of the PRC, with its registered address at No. 36, West Chengshan Avenue, Rongcheng City, Shandong Province, PRC.

(Each of Seller, Buyer and Company is hereinafter individually referred to as a "PARTY" and collectively as the "PARTIES".)

WHEREAS:

(A) On the date of this Agreement, Seller holds 95.3% of the equity interests of the Company. For the purpose of this Agreement, Seller will purchase all of the Company's equity interests held by the other shareholder prior to the Closing Date;

(B) Seller intends to sell to Buyer, and Buyer is willing to purchase from Seller, a portion of the equity interests of the Company owned by Seller in accordance with the terms and conditions of this Agreement;

(C) As consideration for the transfer of Equity Interests for Sale and the other transactions contemplated herein, Buyer intends to pay Seller the Transaction Price subject to the terms and conditions hereof;

(D) Upon completion of the above transfer of equity interests, Buyer shall own 25% of equity interest of the Company, and Seller shall own 75% of the equity interest of the Company; and

(E) Seller intends to use its best endeavors to support, and provide a loan at an amount of US$ 6,400,000 to the Company after the Closing which will be subordinated to the claims against and liabilities incurred by the Company;

(F) On or prior to the Closing Date, the Company shall be registered as a Sino-foreign equity joint-venture enterprise, for which purpose Buyer and Seller have agreed to enter into a Sino-foreign equity joint venture contract (the "JOINT VENTURE CONTRACT") on the date of this Agreement.

                                     - 1 -
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THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    INTERPRETATION

      1.1 Unless the terms or context of this Agreement provide otherwise, capitalized terms used herein without definition have the meanings ascribed to them in Appendix 1 as attached to this Agreement.

      1.2 The following terms in this Agreement shall have the meanings set out below:

            1.2.1 Reference to "entity" shall include the reference to any individual, firm, corporation, enterprise or other body corporate, government, state or state organization, any partnership, association or employees' representative organization (regardless of its eligibility as an independent legal person); and

            1.2.2 Reference to an Article, paragraph or appendix shall mean the corresponding Article, paragraph or appendix in this Agreement, unless otherwise required herein.

      1.3 Headings of this Agreement shall not affect the understanding of the contents of this Agreement.

2.    PURCHASE AND SALE OF EQUITY INTEREST

      2.1 Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Equity Interests for Sale free and clear of all Encumbrances, together with any other the incidental rights accrued thereon on or after the execution of this Agreement.

      2.2   Buyer shall pay, or cause to be paid, to Seller the Transaction
            Price set forth in Article 3 herein.

      2.3 Seller hereby undertakes to appropriately support, and to the extent necessary, provide a loan at an amount of US$ 6,400,000 to the Company as soon as practicable upon the Closing, which shall have a term of at least 10 years bearing interest at the prevailing market rate and will be subordinated to the claims against and liabilities incurred by the Company.

3.    TRANSACTION PRICE

      3.1 As consideration for the purchase of the Equity Interests for Sale, in reliance upon the representations and warranties, covenants, agreements and undertakings of Seller made herein, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller, the sum of United States Dollars Six Million Four Hundred
            Thousand (US$6,400,000) (the "TRANSACTION PRICE") (subject to the adjustments contained in this Article) according to the payment schedule as follows:

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            3.1.1 United State Dollars Six Million Four Hundred Thousand
                  (US$6,400,000), representing a hundred percent (100%) of the
                  Transaction Price, shall be paid by Buyer to Seller within three (3) months of the issuance of the New Business License of the Company.

      3.2 Seller and Buyer hereby covenant that the Transaction Price has been determined by reference to the appraisal value of the entire equity interest of the Company as indicated in the appraisal report. Buyer shall pay the Transaction Price to Seller in accordance with the applicable PRC laws and regulations, including without limitation, the relevant foreign exchange supervision statutory requirements.

      3.3   Upon Closing an audit of the Equity Interests for Sale (the "CLOSING
            AUDIT") shall be completed by a qualified audit firm selected by Buyer prior to payment of the Transaction Price by Buyer to Seller.

      3.4 Without prejudice to any other remedies available to Buyer, in the event that Seller is in material breach of this Agreement or the Joint Venture Contract ("DEFAULT") before the full amount of the Transaction Price has been paid under this Article 3, at the discretion and request of Buyer, Seller shall forthwith cease to have any right to receive and Buyer shall cease to have any further obligation to pay any remaining balance of the Transaction Price to Seller, and Seller shall refund the amount of the Transaction Price, which has been paid by Buyer immediately preceding the occurrence of the Default, to Buyer within five (5) days from demand by Buyer.

4.    TRANSACTION PRECONDITIONS

      4.1   Closing is conditional upon satisfaction of the following
            Transaction Preconditions:

            4.1.1 The representations and warranties of Seller made in this
                  Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and Seller and the Company shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied by Seller or the Company on or before the Closing Date.

            4.1.2 No provision of any applicable law and no judgment,
                  injunction, order or decree of any governmental authority shall be in effect which shall prohibit the consummation of the Closing.

            4.1.3 Seller and the Company shall have obtained all relevant corporate approvals for the execution and performance of this Agreement and the Joint Venture Contract, and the adoption of the Articles of Association of New Company, and such corporate approvals shall continue to be effective without amendment or revocation as of the Closing Date.

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            4.1.4 All consents, approvals, waivers, subordinations and permits, if any, required in connection with the consummation of the sale and purchase of the Equity Interest for Sale and the
                  transactions contemplated herein shall have been received by
                  Seller and the Company, including but not limited to the
                  approval of the Ministry of Commerce, or examination and
                  approval authorities authorized by the Ministry of Commerce, and other government or regulatory authorities necessary to complete the transactions contemplated herein, for the purpose of receiving approval for:

                  (a) transfer of the Equity Interest for Sale and this Agreement;

                  (b)   change of shareholders of the Company;

                  (c) conversion of the Company into a Sino-foreign joint venture enterprise;

                  (d)   the Joint Venture Contract; and

                  (e)   the Articles of Association of the New Company.

            4.1.5 Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect the Company, and Buyer shall not have discovered any fact or circumstance which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on the Company.

            4.1.6 Seller and the Company shall have obtained an appraisal report in respect of the Equity Interests for Sale, which is reasonably acceptable to both Seller and Buyer and have been prepared and issued by an appraiser selected by Seller and reasonably agreed upon by Buyer.

            4.1.7 Seller and the Company shall have delivered to Buyer the copy of the Accounts.

      4.2 Each Party shall use its good-faith best efforts to satisfy and complete each of the Transaction Preconditions to be completed by such Party as soon as practicable after the execution of this Agreement.

      4.3 Where Seller, the Company or Buyer is aware at any time that a certain fact or circumstance may impede the completion of a Transaction Precondition, it shall promptly inform all other Parties of such fact or circumstance in writing.

      4.4 Seller and the Company shall forthwith notify Buyer of its receipt of any approval from the relevant government approval authorities on the transfer of the Equity Interests for Sale and the transactions contemplated herein. The Parties shall use their best efforts in attending to all necessary amendments with relevant government authorities in connection with the transfer of the Equity Interests for Sale and the transactions contemplated herein within the

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            time period prescribed by the relevant government authorities or applicable laws of China, including the obtaining of an approval certificate and a New Business License of the Company reflecting the result of the transfer of the Equity Interests for Sale.

      4.5 Subject to the terms and conditions of this Agreement, each of the Company, Seller and Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the sale and purchase of the Equity Interests for Sale and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any governmental authority in order to consummate the sale and purchase of the Equity Interests for Sale and the other transactions contemplated by this Agreement (collectively, the "REQUIRED
            APPROVALS") and (ii) taking all commercially reasonable steps as may be necessary to obtain all such Required Approvals.

      4.6   During the period from the date of this Agreement to the Closing
            Date, the Company and Seller shall cause the Company to conduct operations only in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact its business organizations, and maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with the Company.
            Notwithstanding the generality of the foregoing, Seller and the Company shall procure that, with effect from the date of this Agreement up to and including the Closing Date, the Company shall not, except with the written consent of Buyer (which consent should not be unreasonably withheld) or as otherwise specifically contemplated in this Agreement:

            4.6.1 Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and unless previously disclosed in writing or made available to Buyer, or adopt any new severance plan or agreement or make changes in the terms of employment of any of its employees.

            4.6.2 Cause or permit any of the senior management employees and key technical personnel of the Company to be dismissed, resigned or terminated from their employment with the Company.

            4.6.3 Sell, license or transfer to any person any intellectual property right, or buy or license any intellectual property right or enter into any agreement with respect to the intellectual property right of any person, other than agreements entered into with employees or ex-employees for the transfer or assignment of any intellectual property right of such employees or ex-employees in relations to their employment with the Company.

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            4.6.4 Split, combine or reclassify any shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares.

            4.6.5 Purchase, redeem or otherwise acquire, directly or indirectly, any shares or other equity interest in the capital of the Company.

            4.6.6 Issue any shares or other equity interest in the capital of the Company, or any securities convertible into shares or other equity interest in the capital of the Company.

            4.6.7 Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets for aggregate consideration in excess of US$500,000, or enter into any joint venture, strategic partnership or alliance.

            4.6.8 Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except sales of inventory and used equipment in the Ordinary Course of Business.

            4.6.9 Commence or settle any litigation the claims of which exceed
                  US$100,000.

            4.6.10 Enter into any commitment, activity or transaction (including entering into any commitment to make any capital expenditure) not in the Ordinary Course of Business or in any event exceeding US$100,000 individually or US$500,000 in the aggregate.

            4.6.11 Incur any material indebtedness for borrowed money, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, other than drawdown of credit facilities granted prior to the date hereof within the Ordinary Course of Business.

            4.6.12 Make any change in the nature, scope or organization of its business.

            4.6.13 Make any loans or grant any credit (other than in the
                  Ordinary Course of Business and advances made to employees against expenses incurred by them on its behalf).

            4.6.14 Permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable.

            4.6.15 Agree in writing or otherwise to take any of the actions described in 4.6.1 through 4.6.14 above.

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5.    CLOSING

      5.1 Closing shall take place at the offices of the Company or such other place as the Buyer and Seller may agree, on the Closing Date.

      5.2 Seller and the Company shall, at the Closing, submit the following to Buyer:

            5.2.1 Copies of resolution of the board of directors of Seller and the Company on the approval and authorization of its execution, delivery and performance of this Agreement the Joint Venture Contract and Articles of Association of the New
                  Company;

            5.2.2 An appraisal report in respect of the Equity Interests for
                  Sale prepared and issued by a qualified appraiser selected by Seller and agreed upon by Buyer in China.

      5.3 Subject to the requirements of Articles 5.2, the transactions contemplated by this Agreement shall be effective on or subsequent to the Closing Date in the following sequence:

            5.3.1 The Equity Interests for Sale shall be transferred by Seller to Buyer; and

            5.3.2 The Company shall be registered as a Sino-foreign
                  joint-venture enterprise (in the form of a limited liability company), in which Seller shall hold 75% of the Company's equity interest and Buyer shall hold 25% of the Company's equity interest.

      5.4 If either Party shall fail to make a required payment on the due date of such payment in accordance with the terms and conditions of this Agreement, such Party shall pay the interest on such sum of money, with the interest period commencing from the due date of such payment to the date that the payment is actually made by the relevant Party. The interest assessed shall be 0.05% per day.

      5.5 Without prejudice to any other remedies available to Buyer, if in any respect the provisions of Article 5.2 are not complied with on the Closing Date the Buyer may:

            5.5.1 defer Closing to a date not more than thirty (30) days after the Closing Date (and so that the provisions of this Article
                  5.5 shall apply to Closing as so deferred); or

            5.5.2 proceed to Closing so far as practicable (without prejudice to its rights hereunder); or

            5.5.3 terminate this Agreement, and without limiting the Buyer's right to claim all obligations of Seller under this Agreement, Buyer shall, unless otherwise expressly stated, cease to enjoy and assume all rights and liabilities hereunder, but, for the avoidance of doubt, all rights

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                  and liabilities of the Parties which have accrued before
                  termination shall continue to exist.

6.    SELLER'S REPRESENTATIONS AND WARRANTIES

      Except otherwise disclosed, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date as though such representations and warranties were made at the Closing Date, all Seller's
      Representations and Warranties set forth hereunder are true, accurate and complete. For the sole purposes of Seller's Representations and Warranties, reference to the "Company" shall as of the Closing Date include the New Company:

      6.1   Capacity and Authority

            6.1.1 Incorporation and existence

                  Seller is a limited liability company as an independent legal entity established in accordance with the laws of China.
                  Seller has been in continuous existence since its establishment.

            6.1.2 Right, power, authority and action

                  (a) Each of Seller and the Company has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement, the Joint Venture
                        Contract, and the Articles of Association of the New
                        Company.

                  (b) The execution, delivery and performance by Seller and the Company of this Agreement, the Joint Venture
                        Contract, and the Articles of Association of the New
                        Company and the consummation of the transactions contemplated thereby will not violate, constitute a default, conflict with, or give rise to any right of termination, cancellation, or acceleration under any agreement, note, bond, mortgage, lease, security, license, permit, or other similar instrument to which a Seller or the Company is a party; (ii) result in the imposition of any Encumbrance on any Equity Interests for Sale; (iii) violate or conflict with any relevant laws; or (iv) require any consent, approval or other action of, notice to, or filing with any person
                        (governmental or private), except for those that have been obtained or will be obtained by the Closing Date.

                  (c) The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

      6.2   Information

            6.2.1 General

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                  All information given by, or on behalf of, Seller to Buyer, its advisers or agents before or during the negotiations
                  leading to this Agreement is true, complete, accurate and not misleading.

            6.2.2 This Agreement

                  The information set out in this Agreement (including the Appendices) is true, complete, accurate and not misleading in all material aspects.

            6.2.3 Material information

                  All information about the Equity Interests for Sale and the business of the Company which might be material for disclosure to a buyer of the Equity Interests for Sale has been disclosed to Buyer in writing.

      6.3   The Company

            6.3.1 The Company has been duly established as a limited liability company pursuant to the laws of China. The business license of the Company is in full force and effect.

            6.3.2 Save for the interests of Seller, no person has any rights of any nature whatsoever on, over or affecting the Company or the registered capital of the Company unless otherwise disclosed.

            6.3.3 No event or omission has occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

            6.3.4 The Company does not have and has never had any subsidiary, branch or representative office.

            6.3.5 The Company is not the legal or beneficial owner of any shares, registered capital or other equity or contractual interest in any other company.

      6.4   Equity Interests for Sale

            Seller is the currently the legal and beneficial owner of 95.3% of the equity interests of the Company, and immediately prior to the Closing shall be the legal and beneficial owner of 100% of the equity interests of the Company. There is no Encumbrance and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Equity Interests for Sale or any part of it. No person has claimed to be entitled to an Encumbrance in relation to the Equity Interests for Sale or any part of it.

      6.5   Accounts

            6.5.1 General

                  (a) The Accounts have been prepared in accordance with Chinese GAAP on a consistent basis.

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                  (b)   The Accounts show a true and fair view of the assets,
                        liabilities, capital commitments and the state of
                        affairs of the Company at their respective reference
                        dates.

            6.5.2 Debts and liabilities

                  (a) Subject to Chinese Accounting Rules, provision for bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all financial commitments in existence at the Accounts Date have been made in the Accounts.

                  (b) To the knowledge of the Seller, all liabilities (actual, contingent or otherwise) and all financial commitments of the Company have been accurately reflected and disclosed in the Accounts.

            6.5.3 Provision for tax

                  The Accounts reserve in full for all Tax to which the Company may become liable under Chinese law, for a period starting on or before the Accounts Date. The Accounts reserve in full for contingent or deferred liabilities to Tax for a period starting on or before the Accounts Date.

            6.5.4 Accounting records

                  The accounting records of the Company are up-to-date, in its possession or under its control and fully and accurately completed in accordance with China law and applicable standards, principles and practices generally accepted in China.

      6.6   Changes since The Accounts Date

            Since the Accounts Date and through the date hereof, (i) the Company has conducted its business and operations only in the Ordinary
            Course of Business, and (ii) there has been no Material Adverse
            Effect on the Company.

      6.7   Tax

            6.7.1 General

                  (a) The Company will pay any and all taxes in compliance with the applicable laws and regulations;

                  (b) All forms, filings, and information provided by the Company to any taxing authority were timely filed and were, at the time of filing and continue to be, complete and accurate;

                  (c) Except otherwise disclosed, there is no liability in respect of taxation (whether actual or contingent) or any liability for

                                     - 10 -
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                  interest, penalties or charges imposed in relation to any
                  taxation arising in any part of the world that is not
                  adequately disclosed or provided by the Company;

                  (d) Except otherwise disclosed, the Company is not and has not in the last three years been the subject of a Tax
                        Authority unresolved investigation or other dispute regarding Tax or duty recoverable from the Company or regarding the availability of any relief from Tax or duty to the Company and there are no facts which are likely to cause such an investigation or audit to be instituted or such a dispute to arise and all returns made by the Company are agreed with the appropriate Tax
                        Authority;

            6.7.2 Value added tax

                  The Company:

                  (a) is validly registered with the relevant Tax Authority for the purposes of China value added tax laws and regulations;

                  (b) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of payment of value added tax under Chinese laws and regulations;

                  (c) is not in arrears with payment or returns of value added tax due under Chinese laws and regulations;

                  (d) has lodged timely claims for any refund of value added tax under Chinese laws and regulations.

            6.7.3 Customs duties

                  (a) All customs duties, charges, imposts or fees payable to a Tax authority in respect of the import, export or ownership of any asset (including, without limitation, trading stock) or goods by the Company have been paid.

                  (b) All plant, machinery, vehicles, equipment and raw materials and consumables imported by the Company as investment or required by the Company for production and operation, and which were imported with funds within the maximum amount of permitted registered capital of the Company were imported exempt of customs duties and value added tax. To the best knowledge of Seller, such exemption will continue as long as the value of imports fall within the maximum permitted registered capital of the Company.

      6.8   Assets

            6.8.1 Title and condition

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                  (a)   Each asset acquired by the Company since the Accounts
                        Date and all assets used by the Company:

                        (i) are legally and beneficially owned by the Company free from any Encumbrance;

                        (ii) are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms;

                        (iii) where capable of possession, are in the possession
                              or under the control of the Company; and

                        (iv)  are situated in Rongcheng City, Shandong Province,
                              China.

                  (b) The Company owns each asset necessary or desirable to enable the Company to carry on its business.

      6.9   Intellectual Property

            6.9.1 Each Intellectual Property Right is:

                  (a) valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

                  (b) legally and beneficially owned by, and validly granted to the Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation, or is validly licensed to the Company in China; and

                  (c) is not, and will not be, the subject of a claim or opposition from a person (including, without limitation, an employee of the Company) as to title, validity, enforceability, entitlement or otherwise.

      6.10  Debtors

            6.10.1 Except otherwise disclosed, no debt of the Company is overdue by more than thirty (30) days or is the subject of an arrangement not made in the Company's Ordinary Course of Business.

            6.10.2 The Company has not released a debt shown in its accounting records so that the debtor has paid or will pay less than the debt's book value. Except otherwise disclosed, none of those debts has been deferred, subordinated or written off or become irrecoverable to any extent. Seller has no reason to believe that any of those debts will fail to realize its book value in the usual course of collection.

      6.11  Effect of Sale

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            6.11.1 Neither the execution nor performance of this Agreement or a document to be executed at or before Closing will:

                  (a) result in the Company losing the benefit of a permit or an asset, license, grant, subsidy, right or privilege which it enjoys at the date of this Agreement in any jurisdiction; or

                  (d) conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party or a legal or administrative requirement in any jurisdiction.

      6.12  Insurance

            The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company in China.

      6.13  Property

            6.13.1 Property

                  (a) The land use rights and premises acquired, used or occupied by the Company and all the rights vested in the Company relating to such land use rights and premises at the date of this Agreement (the "PROPERTY") comprises all the land use rights and premises acquired, used or occupied by the Company and all the rights vested in the Company relating to such land use rights and premises at the date of this Agreement.

                  (b) Full and accurate particulars of all land use rights documents and all documents and agreements relating to the use and occupation of the Property by the Company
                        (the "LAND DOCUMENTS") have been appropriately disclosed and delivered to Buyer.

                  (c) The Company does not own, hold or have any interest in any allocated land use rights or granted land use rights other than as disclosed to Buyer.

                  (d) The Properties are not subject to land premiums, land use fees, penalties or any other type of payment whatsoever, which remains unpaid as of the date hereof, or shall become otherwise due and payable as a result of
                        (i) the transactions contemplated herein; or (ii) the conversion of the Company into a Sino-foreign joint venture enterprise, except for those fees, expenses or Taxes that would arise in the Ordinary Course of Business.

                                     - 13 -

            6.13.2 Exclusive right to use the Property

                  (a) The Company has the exclusive right to use the Property. There are appurtenant to the Property all rights and easements necessary for its use and enjoyment by the Company.

                  (e)   In respect of each Land Documents:

                        (i) all procedures pertaining to the requirement to approve or register such an agreement (where necessary) have been duly effected;

                        (ii) the Company has in all material respects observed and performed all obligations (including the payment of any rent or license fee) and restrictions;

                        (iii) the grantor or lessor of the Property (as
                              appropriate) has not waived any obligation or restriction;

                        (iv) the land grant premium, other applicable land use fees and rental payments (whether in the form of advance payment or otherwise) have been paid in full;

                        (v) no extension or option for renewal has been exercised and no notice requesting an extension or renewal of the term of any Land Document has been served or received; and

                        (vi) there has not been any assignment, subletting, parting with the possession of or transferring of the Property or any part thereof or any interest therein by the Company to any other person whether formally or informally.

            6.13.3 Encumbrances and adverse matters

                  (a) Except otherwise disclosed, the Property is not subject to any Encumbrance and there is no person in possession or occupation of or who has or may have or claims to have any right or easement of any kind in respect of the Property which may adversely affect the use occupation and enjoyment thereof by the Company.

                  (b) There are no disputes or outstanding or expected notices (whether given by the lesser, a government authority or any other person) affecting the Property.

                  (c) There are no rights for the grantor or lessor (as appropriate) to vary the terms of or to terminate the Land Document before its expiry and there are no circumstances which would entitle or require the grantor or lessor or any other person (as appropriate) to exercise any power of entry or re-entry upon or to take possession of the Property or which would otherwise restrict or terminate the continued possession or occupation thereof or which could prevent or restrict the development thereof.

                  (d) The Company has duly performed, observed and complied with and there is no subsisting breach of any agreement, statutory requirement, order, building regulation or other obligation affecting the Property or the use thereof and no notice of any alleged breach of any of the terms of the Land Documents has been served on or received by the Company.

                  (e) The Company will not (without the prior written consent of Buyer, but such consent shall not be unreasonably rejected) exercise or cause to be exercised, any extension or option for renewal of any of the Land Documents.

            6.13.4 No other adverse matters

                  There are no matters which adversely affect the value of, or the use and enjoyment of the Property by the Company, and there are no other facts or matters, the omission of which would affect the valuation of the Property.

            6.13.5 Outstanding property liabilities

                  Save in relation to the Land Documents there is no actual or contingent liability on the Company arising directly or indirectly out of any agreement whatsoever relating to the Property or any other property not forming part of the Property, or to any interest therein.

      6.14  Environmental Matters

            The Company has not committed any breach of China legal or regulatory requirements for the protection of the environment or of human health or amenity, and has acted at all times in conformity with all relevant Chinese laws, regulations, codes of practice, guidance, notes, standards and other advisory material issued by any local and national governmental authority in China with regard to environmental protection and the protection of human health or amenity.

      6.15  Material Agreements

            Each Material Agreement is a legal, valid and binding obligation of the Company and, to the knowledge of Seller or the Company, each other party to such Material Agreement, enforceable against the Company and, to the knowledge of Seller or the Company, each such other party in accordance with its terms, and neither Seller nor the Company, or to the knowledge of Seller or the Company, any other party to a Material Agreement, is in material default or material breach or has failed to perform any material obligation under a Material Agreement, and there does not exist any event, condition or omission that would constitute such a material breach or material default.

      6.16  Creditors

            The Company has paid its creditors within the times agreed with them.

      6.17  Licenses and Statutory Compliance

            6.17.1 The Company has obtained all licenses, permits, approvals and other authorizations as are necessary in order to enable it to own, operate, and use all its assets and conduct its business as it is currently being conducted. All such licenses, permits, approvals, and authorizations are in full force and effect. No violations have been recorded or alleged in respect of any such licenses, permits, approvals or authorizations, and no proceeding is pending or, to the knowledge of Seller, threatened or contemplated with respect to the revocation or limitation of the same.

            6.17.2 The Company is not in breach of any such approvals, licenses, consents, permissions, authorizations and exceptions and there are no factors that might in any way prejudice the continuation or renewal of any of them, in whole or in part.

            6.17.3 The Company has conducted its business and its corporate affairs in accordance with all applicable China laws and regulations and has not done or omitted to do anything in contravention or breach of any law or regulation of China or elsewhere applicable to it or the business of the Company which would have a material adverse effect upon the assets or business of the Company.

            6.17.4 The Company has at all times carried on business in all respects in accordance with, and all acts and things done or performed by the Company are within the scope of business specified in the Articles of Association and the business license of the Company.

      6.18  Employees

            6.18.1 General

                  (a) Except otherwise disclosed, there is no employment or other contract of engagement (written or otherwise) between the Company and any of its directors. Except otherwise disclosed, the Company has not entered into any consultancy agreements with any person currently. The Company will not enter into any consultancy agreements with any person before Closing Date unless it gets a written approval from the Buyer in advance.

                  (b) There is no employment contract between the Company and any of its employees which cannot be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than economic compensation under applicable Chinese laws and regulations).

                  (c) There is no employment or other contract of engagement between the Company and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

                  (d) There does not exist any waived or unpaid employee compensation (including salary, bonuses, allowances, or benefits) and there are no severance or pension liabilities pertaining to the period prior to the Closing. All recurring expenses related to severance, pension, medical or other benefits which the Company will incur post-transaction are reflected in the management projections.

            6.18.2 Compliance with law

                  The Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

                  (a) complied with applicable PRC and local labor regulations, and all other obligations imposed on it by, and all orders and awards made under all regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees; and

                  (b) maintained current, adequate and suitable records regarding the service of each of its employees.

            6.18.3 Trade union

                  (a) The Company has no agreement or arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them.

                  (b) The Company is not involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.

      6.19  Liabilities

            6.19.1 Indebtedness

                  Save as may be reflected in the Accounts, the Company does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

            6.19.2 Guarantees and indemnities

                  (a) Save as disclosed in the Accounts, the Company is not a party to and is not liable (including, without limitation, contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

                  (b) Except otherwise disclosed, no part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

            6.19.3 Events of default

                  No event has occurred or been alleged which:

                  (a) constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing; or

                  (b) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

            6.19.4 SAFE registration

                  All loans made to the Company by overseas entities, if any, have been disclosed and have been approved by and/or registered with the State Administration of Foreign Exchange or its local branch in accordance with China law, and all other foreign currency indebtedness of the Company has been approved by and/or registered with the State Administration of Foreign Exchange or its local branch to the extent required by China law.

      6.20  Insolvency

            No order has been made or application for bankruptcy presented to the People's Court or resolution passed for the winding up of the Company; no distress, execution or other process has been levied on any of its assets; the Company has not stopped payment or become unable to pay its debts or become insolvent under China law and the Company has not applied for conciliation in order to settle its debts; no liquidation committee has been appointed by the Company, the People's Court or any other person for the purpose of liquidating the business or assets of the Company or any part thereof; no meeting of the creditors of the Company has been held or is in prospect; no ruling declaring the bankruptcy of the Company has been made and no public announcement in respect of the same has been pronounced by the People's Court, and there is no unfulfilled or unsatisfied judgment or order of the People's Court outstanding against it; and there has been no delay by it in the payment of any obligation due for payment.

      6.21  Pensions and Benefits

            Other than as otherwise expressly disclosed to Buyer, there are no agreements, arrangements, schemes, customs or practices (whether legally enforceable or not) in operation at the date of this Agreement for the payment of or contributions towards any provident fund, pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of the Company or for the benefit of the dependants of any such persons other than pursuant to obligations prescribed by applicable China labor laws and regulations, nor has any proposal been announced to establish any such agreement or arrangement.

      6.22  Litigation and Compliance with Law

            6.22.1 Litigation

                  (a) To the knowledge of the Seller, neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

                  (b) To the best of the knowledge of Seller, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

                  (c) There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.

            6.22.2 Compliance with law

                  The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable PRC laws and regulations.

            6.22.3 Investigations

                  There is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning the Company in any jurisdiction and none is pending or threatened. To the best of the knowledge of Seller, information and belief, no fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type.

      6.23  Constitution

           6.23.1 The Articles of Association were duly executed and delivered by the parties thereto and are legally valid, binding and enforceable in accordance with their respective terms. There is no circumstance which would give rise to the early termination of the Articles of Association or the term of operation of the Company as stated in its business license and no order or petition has been made or presented.

           6.23.2 The Company is operating and has always operated its business in all respects in accordance with the Articles of Association and its business license.

           6.23.3 The Company is not, and will not be, liable to any fine, penalty or other sanction (including any liability to the Tax Authority) to make payment or repayment of any Tax as a result of any breach by the Company of its obligations under this Agreement.

      6.24  Brokerage or Commissions

            No one is entitled to receive from the Company any finder's fee, brokerage or commission in connection with this Agreement or anything contained in it.

      6.25  Foreign Exchange

            There is no event which would render the Company liable to any fine, penalty or other sanction (including revocation of its business license) as a result of any breach of the foreign exchange regulations of China.

7.    BUYER'S REPRESENTATIONS AND WARRANTIES

      7.1 Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date as though such representations and warranties were made at the Closing Date, as follows:

            7.1.1 Buyer is a company duly existing under the laws of Barbados, has the power and authorization necessary to execute and implement this Agreement, and has taken all corporate actions necessary to authorize the execution of this Agreement and implementation of all obligations under this Agreement, including obtaining all relevant approvals from the competent authorities of Buyer's country approving Buyer's purchase of the Equity Interests for Sale (if such approval is required by the local law).

            7.1.2 This Agreement and the Joint Venture Contract shall each constitute effective and binding obligations of Buyer. Compliance with the terms and conditions of this Agreement will not be inconsistent with or violate any agreement or contract to which Buyer is a party or any provisions of the Articles of Association of Buyer, and will not be in violation of any order, law or regulation, judgment or decree issued by any court, governmental organization or other regulatory body to which Buyer is a party or bound by, nor require Buyer or any Affiliates of Buyer to obtain consent or approval from any government body, supervising body or other organizations (other than such bodies or organizations in China), or issue notices to or register with any of the aforesaid bodies and organizations;

            7.1.3 No assets or businesses of Buyer and its subsidiaries, in part or in whole, have been taken over, seized, detained, frozen, auctioned and sold off, etc. by relevant government departments, liquidation committee or court.

            7.1.4 The Buyer has sufficient money to pay for all its obligations hereunder.

8.    INDEMNIFICATION

      8.1 Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation and warranty of such Party contained in this Agreement to be untrue or inaccurate, and (b) any failure of Seller, the Company or Buyer, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided however, that the delivery of any notice pursuant to this 8.1 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

      8.2 If after the execution hereof and before the Closing Date, Seller shall have committed a breach of any of its representations and warranties, covenants or agreements contained herein, Seller shall promptly notify Buyer of such breach pursuant to Article 8.1. Upon receipt of such written notice from Seller, either Buyer or Seller may request the other Party to convene a meeting to communicate the facts and circumstances surrounding the breach, determine the materiality of the breach, and seek a mutual agreement for the resolution of the breach. If the Parties are able to reach an agreement with respect to the resolution of the breach, then the Parties shall proceed in accordance with such agreement and enter into any amendment or supplement to this Agreement as may be necessary. If the Parties do not reach an agreement with respect to the resolution of the breach, then the provisions of Article 8.3 shall apply.

      8.3 Unless otherwise agreed by Seller and Buyer, if Seller is in breach of any of its representations and warranties, covenants or agreements contained herein giving rise to a Buyer's Relevant Claim, Buyer may seek compensation from Seller for all losses, liabilities and damages incurred by Buyer, including but not limited to any relevant interest, fine, expenditure and reasonable legal expenses, by promptly notifying Seller of the assertion of a Relevant Claim in respect of which indemnity may be sought hereunder, but failure to give such notice shall not relieve Seller of any liability hereunder (unless Seller has suffered material prejudice by such failure).

      8.4 If after the Closing, Buyer discovers a breach by Seller of its representation and warranty, covenant or agreement contained herein, then Buyer may assert a Relevant Claim and seek compensation from Seller for all losses, liabilities and damages incurred by Seller, including but not limited to any relevant interest, fine, and expenditure.

      8.5 If this Agreement is terminated pursuant to Article 11.1 hereof, each Party shall take all necessary or appropriate actions to return the Company to the situation before the execution hereof, including but not limited to application to relevant PRC governmental authorities for the cancellation or revocation of the approvals of transactions contemplated hereunder.

9.    CONFIDENTIALITY

      9.1 Except as otherwise specifically provided in this Article 9.1, no Party shall divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information, and each Party shall ensure that their respective Affiliates, officers, directors, employees (including, without limitation, individuals seconded thereto), agents and contractors (collectively "REPRESENTATIVES") do not divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information. Confidential Information shall remain the exclusive and sole property of the relevant disclosing party (the "PROTECTED PARTY") and shall be promptly returned upon the request of the Protected Party.

      9.2 The Parties shall only disclose or permit to be disclosed Confidential Information to those of their respective Representatives who have a need to know such Confidential Information (and then shall only disclose such portion of the Confidential Information as is necessary) in order to consummate the transactions contemplated herein and to establish or conduct the Company's business and operations in the ordinary course. Each Party shall advise its Representatives of the confidentiality provisions hereunder, and shall be responsible to the Protected Party for any non-compliance by any such Representative.

      9.3 In the event that any Party, or any of its Representative is required by applicable law or is validly ordered by a governmental entity having proper jurisdiction to disclose any Confidential Information, the affected party shall, as soon as possible in the circumstances, provide the Protected Party with prompt prior written notice of the disclosure request or requirement, and, if requested by the Protected Party, shall furnish to the Protected Party an opinion of legal counsel that the release of all such Confidential Information is required by applicable law. The proposed disclosing party shall seek, with the reasonable cooperation of the Protected Party if necessary, a protective order or other appropriate remedy and shall exercise best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information disclosed.

      9.4 The Parties shall take all other necessary, appropriate or desirable actions to preserve the confidentiality of the Confidential Information.

10.   EXPENSES

      10.1 Unless otherwise agreed upon herein, all Parties shall bear all of its expenses incurred in the negotiation, preparation, execution and performance hereof and the documents as mentioned herein.

      10.2 Each of the Parties shall be responsible for its own Tax liability arising from the Transaction. In the event where Buyer or the Company is required to withhold Tax payable by Seller in China, the Parties shall agree to set-off the amount of such Tax from the Transaction Price payable to Seller. Buyer and Seller further agree that any stamp duty payable in China shall be borne by them equally.

11.   TERMINATION

      11.1  This Agreement may be terminated at any time prior to the Closing:

           11.1.1 by the mutual written consent of Buyer and Seller;

           11.1.2 by Buyer or Seller if the Closing shall not have occurred by the end of the twelve-month period from the date of this Agreement or such other later date as the Parties may agree in writing; provided however that the right to terminate this Agreement under this Article 11.1.2 shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

           11.1.3 by Buyer or Seller if (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Closing or the transactions contemplated herein, or (ii) there shall be any law, rule, regulation or order enacted or issued by any governmental body that would make consummation of the Closing illegal;

           11.1.4 by Buyer if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of any representation and warranty, covenant or agreement of Seller or regarding the Company contained in this Agreement such that any of the Transaction Preconditions set forth in
                  Article 4 would not be satisfied and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller or the Company; provided however that no cure period shall be required for a breach which by its nature cannot be cured; or

           11.1.5 by Seller if Seller is not in material breach of its obligations under this Agreement and there has been a breach of any representation and warranty, covenant or agreement of Buyer contained in this Agreement such that any of the Transaction Preconditions set forth in Article 4 would not be satisfied and such breach has not been cured within twenty
                  (20) Business Days after written notice thereof to Buyer; provided however that no cure period shall be required for a breach which by its nature cannot be cured.

      11.2  In the event of the termination of this Agreement in accordance with
            Article 11.1, nothing in this Article 11 shall be deemed to release any Party from any liability for any breach of any obligation under this Agreement prior to the termination hereof.

12.   FORCE MAJEURE

      12.1 A "Force Majeure Event" shall mean any event, circumstance or condition that (i) directly or indirectly prevents the fulfillment of any material obligation set forth in this Agreement, (ii) is beyond the reasonable control of the respective Party, and (iii) could not, by the exercise of reasonable care, have been avoided or overcome in whole or in part by such Party. Subject to the aforementioned items (i), (ii) and (iii), Force Majeure Event includes, but is not limited to, natural disasters such as acts of God, earthquake, windstorm and flood, terrifying events such as war, terrorism, civil commotion, riot, blockade or embargo, fire, explosion, off-stream or strike or other labor disputes, epidemic and pestilence, material accident or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees.

      12.2 Should any Party be prevented from performing the terms and conditions of this Agreement due to the occurrence of a Force Majeure Event, the prevented Party shall send notice to the other Parties within fourteen (14) days from the occurrence of the Force Majeure Event stating in the details of such Force Majeure Event.

      12.3 Any delay or failure in performance of this Agreement caused by a Force Majeure Event shall not constitute a default by the prevented Party or give rise to any claim for damages, losses or penalties. Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Agreement, so far as is practical. The prevented Party shall send notice to the other Parties as soon as possible of the elimination of the Force Majeure Event, and confirm receipt of such notice.

      12.4 Should the Force Majeure Event continue to delay implementation of this Agreement for a period of more than three (3) months, the Parties shall, through consultations, decide whether to terminate or modify this Agreement. Should the Force Majeure Event continue for a period of six (6) months or longer, any Party may terminate this Agreement by giving written notice to the other Parties. In the event of the termination of this Agreement, without limiting the Purchaser's right to claim all obligations of the Seller under this Agreement, the Purchaser shall, unless otherwise expressly stated, cease to enjoy and assume all rights and liabilities hereunder, but, for the avoidance of doubt, all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

13.   GOVERNING LAW AND DISPUTE RESOLUTION

      13.1 The formation of this Agreement, its validity, interpretation, execution and any performance of this Agreement, and the settlement of any Disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC, the applicable provisions of any international treaties and conventions to which the PRC is a party, and, if there are no published or publicly available PRC laws, rules or regulations, or treaties or conventions governing a particular matter, by general international commercial practices.

      13.2 Any and all disputes, controversies or claims (the "Dispute") arising out of or relating to the formation, validity, interpretation, implementation or termination of this Agreement, or the breach hereof or relationships created hereby shall be settled through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Parties written notice of a Dispute, then it shall be resolved exclusively and finally by arbitration in Hong Kong at the Hong Kong International Arbitration Center ("HKIC") in accordance with the arbitration rules of the HKIC (the "HKIC Rules") for the time being in force which rules are deemed to be incorporated by reference to this clause.

      13.3  Any arbitration shall be heard before a tribunal consisting of three
            (3) arbitrators. Each side of the Dispute shall appoint one (1) arbitrator. The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If the two arbitrators have not agreed on the choice of the presiding arbitrator, the presiding arbitrator shall be appointed by the Chairman of the HKIC. The language of the arbitration shall be Chinese and English. The arbitration shall be final and binding on the Parties, shall not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly. The award of the arbitrators may be enforced by any court having jurisdiction to do so. Throughout any dispute resolution and arbitration proceedings, the Parties shall continue to perform this Agreement, to the extent practical, with the exception of those parts of this Agreement that are under arbitration. Except as otherwise determined by the arbitration tribunal, each Party shall be responsible for its expenses incurred in connection with resolving any Dispute, but the arbitration fees shall be borne by the losing side of the Dispute.

      13.4 Notwithstanding any other provision of this Agreement, each Party acknowledges that a breach of confidentiality as provided in Article 9 or other obligations under this Agreement may result in irreparable harm and damage to the affected Party and its Affiliates in an amount that is difficult to ascertain and that cannot be adequately compensated by a monetary award. Accordingly, in addition to any other relief to which the affected Party and its Affiliates may be entitled, such Party shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by the relevant Party without proof of actual damages that have been or may be caused to such Parties by such breach or threatened breach.

14.   MISCELLANEOUS

      14.1 This Agreement is written and executed in a Chinese version and in an English version. In case of any discrepancy between the Chinese version and the English version, the Chinese version approved by the Examination and Approval Authority shall prevail.

      14.2 No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

      14.3 All notices or other communications under this Agreement shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days' notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten
            (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.

            Seller      Address:     No 98, North Nan Shan Road, Rongcheng City,
                                     Shandong Province, PRC
                        Tel:         (86-631) 7523 205
                        Fax:         (86-631) 7523 888
                        Attn:        Zhang Jun Quan

            Buyer       Address:     Chancery House, High Street, Bridgetown,
                                     Barbados, W.I.
                        Tel:         1 (246) 431-0070
                        Fax:         1 (246) 431-0076
                        Attn:        Keisha N. Hyde

            Company     Address:    Cheng Shan Road, Rongcheng City, Shandong
                                    Province, PRC
                        Tel:         (86-631) 7523619
                        Fax:         (86-631) 7575287
                        Attn:        Liu Jin Bao

      14.4 If any provision of this Agreement should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      14.5 This Agreement, together with its Appendix which are hereby incorporated by reference as an inseparable and integral part of this Agreement, constitutes the entire agreement among the Parties with reference to the subject matter hereof, and supersede any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Agreement.

      14.6 No amendment or modification of this Agreement, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties.

      14.7 No Party shall, without the prior written consent of the other Parties, transfer or assign any of its right hereunder.

      14.8 This Agreement is executed in nine (9) original counterparts, each of which shall have equal effect in law.

      14.9 Unless already performed before the Closing or otherwise stipulated herein, the obligations and liabilities as specified herein shall continue to be effective after the Closing.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement or has caused this Agreement to be executed by its duly authorized officer or officers as of the date first above written.

                                      SELLER:

                                      CHENGSHAN GROUP COMPANY LIMITED

                                      By: _______________________________
                                      Name:             [-]
                                      Title:            [-]
                                      Nationality:      [-]

                                      PURCHASER:

                                      CTB (BARBADOS) INVESTMENT CO. LTD

                                      By: _______________________________
                                      Name: Harold C. Miller
                                      Title: President
                                      Nationality: USA

                                      COMPANY:

                                      RONGCHENG CHENGSHAN STEEL CORD CO., LTD.

                                      By: _______________________________
                                      Name: [-]
                                      Title: [-]
                                      Nationality: [-]

                                   APPENDIX 1

                         DEFINITIONS AND INTERPRETATION

"ACCOUNTS"                    The audited financial statements of the Seller
                              (including, without limitation, a balance sheet, profit and loss statement and cash flow statement together in each case with the notes thereon) made up to the Accounts Date and for the financial period from January 1, 2005 to the Accounts Date prepared in accordance with relevant PRC laws and regulations, the Chinese GAAP, and in manner consistent with past practice

"ACCOUNTS DATE"               shall mean the date of Closing

"AFFILIATE"                   shall mean, with respect to any Person, any other
                              Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of shares, registered capital or voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"ARTICLES OF ASSOCIATION"     shall mean the Articles of Association of the
                              Company as modified from time to time;

"ARTICLES OF ASSOCIATION OF   shall mean the Articles of Association of the New
THE NEW COMPANY"              Company  signed by Seller and Buyer on the
                              execution date of this Agreement;

"BUSINESS DAY"                shall mean all days except Saturday, Sunday
                              and legal public holidays in (i) China, or (ii)
                              U.S.A.;

"CHINESE GAAP"                shall mean the general accepted accounting
                              principles applicable in China, consistently applied;

"CLOSING"                     shall mean the completion of the sale and purchase
                              of the Equity Interests for Sale in accordance with the terms and conditions of this Agreement;

"CLOSING DATE"                shall mean the date mutually agreed by both
                              Parties subsequent to the condition that Article
                              4.1 is satisfied;

"CONFIDENTIAL INFORMATION"    shall mean the terms of this Agreement and all
                              technical, financial, business, commercial, operational and strategic information and data, know-how, trade secrets and any analysis, amalgamation, market studies or compilation, whether written or unwritten and in any format or media, concerning, directly or indirectly, the business of a Party, which has been delivered or furnished by a Party, or any of its Representative, to another Party, or any of its Representative, but shall not include any information that: (a) at the time of disclosure is (or thereafter becomes) generally available to the public through no act of any Person in violation of a confidentiality obligation or applicable law; or (b) the receiving
                              Party has obtained lawfully from an independent source not subject to a confidentiality obligation; or (c) the receiving Party can prove was known to it or to its Representatives prior to the receipt of such information from the disclosing Party; or (d) is independently developed by the receiving Party without any access to or knowledge of such information.

"ENCUMBRANCE"                 shall mean a mortgage, charge, pledge, lien,
                              option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or any type of preferential arrangement
                              (including, without limitation, a title transfer or retention arrangement) having similar effect;

"EQUITY INTERESTS FOR SALE"   shall mean the equity interest accounting for 25%
                              of the registered capital of the Company that Seller shall sell to Buyer in accordance with
                              Article 2 of this Agreement;

"EVENT" shall mean any event, action or omission, including but not limited to collection or generation of income, profit or benefit, distribution, non-distribution, acquisition, disposal, transfer, payment, borrowing or advance payment;

"INTELLECTUAL PROPERTY RIGHT" shall mean:

                              (a) rights in patent, trademark, service logo, registered pattern, trade name or company name, copyright, technical know-how, design and invention;

                              (b) Rights in connection to Paragraph (a) above obtained through license;

"JOINT VENTURE CONTRACT"      shall mean the Joint Venture Contract of the New
                              Company, i.e. the joint venture contract of the New Company entered into by Seller and Buyer on the date of this Agreement;

"LAND DOCUMENTS"              shall have the meaning ascribed to such term
                              defined in Article 6.13 hereof;

"MATERIAL"                    shall mean, unless otherwise provided in specific
                              Articles, any event involving an amount of [US$500,000] or more, or any event that has or could be reasonably expected to have Material
                              Adverse Effect (defined below);

"MATERIAL ADVERSE EFFECT"     shall mean, with respect to the Company, Seller or
                              Buyer, as the case may be, any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT") that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to
                              (i) the business, capitalization, financial condition or results of operations of the Company, Seller or Buyer, as the case may be, taken as a whole or (ii) materially impede the ability of the Company, Seller or Buyer, as the case may be, to consummate the transactions contemplated by this Agreement;

"MATERIAL AGREEMENTS"         shall mean any existing and effective agreements
                              involving an amount of [US$500,000] or above including without limitation any loan or guarantee agreements that are being performed by the Company as contract party (if applicable) on the day when this Agreement is signed, or any other agreements, of which any default, event of default or breach could reasonably be expected to invoke or trigger default, event of default or breach under other
                              Material Agreements;

"NEW BUSINESS LICENSE"        The new business license of the Company as issued,
                              amended or replaced, as the case may be, by the Registration Authority to indicate the Company being converted into and registered as a Sino-foreign equity joint venture;

"NEW COMPANY"                 shall mean the Company upon registration as a
                              Sino-foreign equity joint venture;

"ORDINARY COURSE OF BUSINESS" shall mean, with respect to any entity, the ordinary course of business of such entity and its subsidiaries, taken as a whole, consistent with such entity's past practice;

"PERSON" shall mean any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person's legal representatives, assignees, successors or heirs.

"PRC" OR "CHINA"              shall mean the People's Republic of China.

"PROPERTY"                    shall have the meaning ascribed to such term
                              defined in Article 6.13 hereof;

"REGISTRATION AUTHORITY"      The State Administration of Industry and Commerce,
                              or its local division or any successor government institution or agency empowered to issue a Business License to the Buyer;

"RELEVANT CLAIMS"             shall mean any claims or payment requests
                              involving or concerning the breach of any provision of this Agreement asserted by Buyer in accordance with or based on this Agreement;

"REPRESENTATIVES"             shall have the meaning ascribed to such term in
                              Article 9.1 hereof;

"REQUIRED APPROVALS"          shall have the meaning ascribed to such term
                              defined in Article 4.5 hereof;

"SELLER'S REPRESENTATIONS AND shall mean any one of the representations or
WARRANTIES"                   warranties of Seller set forth in Article 6, and
                              "each Seller's Representations and Warranties" referring to all those representations and warranties;

"TAX AUTHORITIES"             refers to Chinese government, provinces,
                              municipalities and autonomous regions and other authorities of finance, taxation and customs administration;

"TAXES" shall mean all taxes, charges, withholdings and levies, however denominated, that are levied by or payable to the Tax Authorities (including but not limited to any related fines and interests);

"TRANSACTION PRECONDITIONS"   shall mean the transaction preconditions listed in
                              Article 4, and "each Transaction Precondition" shall mean all of such Transaction Preconditions;

"TRANSACTION PRICE"           shall have the meaning ascribed to such term
                              defined in Article 3.1 hereto.